NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

24 May 2024

Lapse of Viavi Solutions Acquisitions Limited’s (“Viavi Bidco”) offer for Spirent Communications plc (“Spirent”)

On 5 March 2024, the boards of Viavi Bidco and Spirent announced that they had reached agreement on the terms of a recommended cash offer by Viavi Bidco to acquire the entire issued and to be issued share capital of Spirent for an acquisition value of 175 pence per Spirent Share (comprising cash consideration of 172.5 pence and a permitted special dividend payment of 2.5 pence per Spirent Share) (the “Rule 2.7 Announcement”). Such offer (the “Viavi Offer”) was to be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Viavi Scheme”).

On 27 March 2024, Spirent published the scheme document (the “Scheme Document”) to convene the Court Meeting and General Meeting of Spirent Shareholders to approve the Viavi Scheme, with such meetings (the “Viavi Scheme Shareholder Meetings”) to be held on 1 May 2024. Defined terms used but not otherwise defined in this announcement have the meanings given to them in the Scheme Document.

On 28 March 2024, the boards of Spirent and Keysight Technologies Inc. (“Keysight”) announced that they had reached agreement on the terms of a recommended cash offer by Keysight to acquire the entire issued and to be issued share capital of Spirent for an acquisition value of 201.5 pence per Spirent Share (comprising cash consideration of 199 pence and a permitted special dividend payment of 2.5 pence per Spirent Share) (the “Keysight Offer”).

The announcement on 28 March 2024 included the withdrawal by the Spirent Directors of their recommendation of the Viavi Offer. On 17 April 2024, the Viavi Scheme Shareholder Meetings, due to be held on 1 May 2024, were adjourned indefinitely.

The Viavi Scheme was conditional, amongst other things, on the Viavi Scheme Shareholder Meetings being held on or before the 22nd day after 1 May 2024, being the expected date of the Viavi Scheme Shareholder Meetings. Accordingly, conditions 2.1(b) and 2.2(b), as set out in Part III of the Scheme Document, have not been satisfied by 23 May 2024 and, as such, the Viavi Scheme has lapsed.

In addition, Viavi Bidco has served notice to terminate the Co-operation Agreement.

Enquiries:

Viavi Solutions Inc. (“Viavi”)	Tel: + 1 408 404 6305
Oleg Khaykin, President and Chief Executive Officer Ilan Daskal, Executive Vice President and Chief Financial Officer Kevin Siebert, Senior Vice President, General Counsel & Secretary
Qatalyst Partners (Lead Financial Adviser to Viavi and Viavi Bidco)	Tel: +44 (0)20 3700 8820
Jason DiLullo
Peter Spofforth
Milad Zarpak

Wells Fargo Securities (Financial Adviser to Viavi and Viavi Bidco)	Tel: +44 (0)20 3942 8000
Rob Engel
Mark Hutt Preeti Raghupathi

Important Notices

Qatalyst Partners LP, which is authorised by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the United States, is acting exclusively as financial adviser to Viavi and Viavi Bidco and will not be responsible to anyone other than Viavi and Viavi Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement.

Wells Fargo Securities, LLC, a subsidiary of Wells Fargo & Company, which is authorised by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the United States, is acting exclusively as financial adviser to Viavi and Viavi Bidco and will not be responsible to anyone other than Viavi and Viavi Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement.

A copy of this announcement and the documents required to be published pursuant to Rule 26.1 of the Takeover Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Viavi Bidco’s website at https://investor.viavisolutions.com/overview/default.aspx by no later than 12.00 p.m. (London time) on the Business Day following the date of this announcement.

Neither the content of any website referred to in this announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this announcement.